Exhibit 99.1
Press Release

Release Date:	August 05, 2016	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES THIRD QUARTER FISCAL 2016
RESULTS

Philadelphia, Pennsylvania (August 5, 2016) –Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the "Bank"), reported net income of $777,000, or $0.10 per basic share and per diluted share, for the quarter ended June 30, 2016 as compared to $47,000, or $0.01 per basic and diluted share, for the same quarter in 2015.  For the nine months ended June 30, 2016, the Company recognized net income of $1.7 million or $0.23 per basic and per diluted share, as compared to net income of $2.2 million, or $0.26 per basic share and per diluted share, for the comparable period in 2015.  The three and nine months ended June 30, 2015 included onetime gains on sale of real estate of $231,000 and $2.0 million, respectively, related to the sale of two branch offices.

Highlights for the quarter ended June 30, 2016 are as follows:

•	Core earnings (non-GAAP) increased to $908,000 for the quarter ended June 30, 2016 from a net loss from core earnings of $184,000 during the comparable quarter of 2015.
•	Total interest income and net interest income increased while interest expense and the cost of funds decreased for the quarter and nine months ended June 30, 2016 compared to the same periods in 2015.
•	Net loans increased $29.8 million, or 9.5% from September 30, 2015.
•	Total deposits increased $21.6 million or 5.9% from September 30, 2015.
•
On June 2, 2016, we announced entering into a merger agreement pursuant to which we will acquire Polonia Bancorp, Inc. ("Polonia Bancorp") for cash and stock valued at approximately $38.1 million.  The merger is currently expected, subject to receipt of shareholder and regulatory approvals, to close during the fourth quarter of 2016.

•	Our capital levels continue to remain substantially higher than the levels required to be considered well capitalized for regulatory purposes.
•	The Company has continued its payment of regular quarterly cash dividends to enhance value to our shareholders.

Net Interest Income:

For the three months ended June 30, 2016, net interest income increased to $3.7 million as compared to $3.2 million for the same period in 2015. The increase reflected a $419,000 or 10.3% increase in interest income combined with a decrease of $27,000 or 3.2% in interest paid on deposits and borrowings. The Company increased borrowings from the FHLB during the third quarter of fiscal 2016 in connection with the implementation of its previously announced leverage strategy to increase the level of its earning assets.  During the quarter ended June 30, 2016, the Company had an average balance of borrowings of $44.2 million with a weighted average cost of 1.29%, an increase of $44.0 million from the average balance of borrowings during the same period in 2015. The total weighted average cost of funds decreased 12 basis points to 0.77% for the June 30, 2016 quarter, from 0.89% for the same period in 2015.

For the nine months ended June 30, 2016, net interest income increased to $10.4 million as compared to $10.0 million for the same period in 2015. The increase reflected a $297,000 or 2.4% increase in interest income combined with a decrease of $150,000 or 5.7% in interest paid on deposits and borrowings. The Company's borrowings from the FHLB also increased during the nine months ended June 30, 2016 in connection with the leverage strategy implemented during the second quarter of fiscal 2106. The Company had an average balance of borrowings of $30.2 million with a weighted average yield of 1.30% during the nine months ended June 30, 2016, an increase of $30.0 million from the level of average borrowings during the same period in 2015. The total weighted average cost of funds decreased 10 basis points to 0.81% for the June 30, 2016 quarter, from 0.91% for the same period in 2015.

For the three months ended June 30, 2016, the net interest margin was 2.78% compared to 2.42% for the same period in fiscal 2015. For the nine months ended June 30, 2016, the net interest margin was 2.74% as compared to 2.67% for the same period in 2015. The net interest margin increased during the first nine months of fiscal 2016 primarily due to the results of the Company's efforts in reducing its overall cost of funds.

Non-Interest Income:

Non-interest income amounted to $400,000 and $883,000 for the three and nine month periods ended June 30, 2016, compared to $445,000 and $2.8 million, respectively, for the comparable periods in 2015.  The three and nine month periods in 2015 reflected the $231,000  and $2.0 million, respectively, gain on the sale of two branch offices as well as the recognition during the quarter ended June 30, 2015 of a $138,000 gain on the sale of a loan originated through the Small Business Administration program. By comparison, during the three and nine month periods ended June 30, 2016, the Company recorded increased service charge income, a $152,000 gain on the sale of five mortgage-backed securities and a $8,000 gain from three agency securities totaling $8.0 million called at par with an amortized value slightly below par.

Non-Interest Expenses:

For the three and nine month periods ended June 30, 2016, non-interest expense decreased $617,000 or 18.0% and $1.4 million or 13.8%, respectively, compared to the same periods in the prior year.  The primary reasons for the decreases for the three and nine month periods ended June 30, 2016 were decreases in salaries and employee expense, professional services, office occupancy, advertising and other operating expenses. The reduction in operating expenses was a direct result of the implementation of the comprehensive expense reduction plan announced at the beginning of the 2016 fiscal year.

Income Taxes:

For the three-month period ended June 30, 2016, the Company recorded a tax expense of $308,000, compared to a $40,000 tax benefit for the same period in 2015. For the nine-month period ended June 30, 2016, the Company recorded income tax expense of $836,000 as compared to $86,000 for the same period in 2015. The Company's tax liability for both three and nine month periods in fiscal 2015 was significantly reduced due the Company's ability to utilize its prior period capital loss carryforwards to offset the entire amount of the gain recorded relating to the sale of the two branch offices.

Balance Sheet:

At June 30, 2016, the Company had total assets of $556.3 million, as compared to $487.2 million at September 30, 2015, an increase of 14.2%. Cash and cash equivalents increased $27.3 million to $38.6 million at June 30, 2016, compared to $11.3 million at September 30, 2015, due to maintaining sufficient liquid assets to fund the cash portion of the merger consideration in the pending merger with Polonia Bancorp. At June 30, 2016, net loans receivable increased to $342.5 million from $312.6 million at September 30, 2015.  The increase in net loans receivable was primarily due to a $42.8 million increase in commercial real estate loans, partially offset by a $21.4 million reduction in the balance of one-to-four family loans and construction and land development loans. During this nine-month period, the Company increased its available-for-sale investment portfolio by $61.2 million, while experiencing a $50.9 million reduction in investment securities held-to-maturity, primarily due to securities being called.

Total liabilities increased by $73.0 million to $443.2 million at June 30, 2016 from $370.2 million at September 30, 2015. Total deposits increased $21.6 million primarily in short-term certificates of deposit. At June 30, 2016, the Company maintained FHLB advances of $50.2 million with variable maturities of which $35.0 million was used to fund the Company's investment leverage strategy.

Total stockholders' equity decreased by $3.9 million to $113.1 million at June 30, 2016 from $117.0 million at September 30, 2015. The decrease was primarily due to the $6.3 million expended in the acquisition of treasury stock in connection with the Company's previously announced stock repurchase program. As of June 30, 2016, the Company had repurchased 665,733 shares under its current program with 184,267 shares remaining; only limited repurchases have been effected since early March 2016 due to the pending merger with Polonia Bancorp. This decrease was partially offset by $1.7 million in net income during the nine months ended June 30, 2016 combined with a $914,000 after-tax increase in the unrealized gain on the available-for-sale securities portfolio and the fair value of interest rate swaps.

Asset Quality:

At June 30, 2016, the Company's non-performing assets totaled $16.1 million or 2.9% of total assets as compared to $14.8 million or 3.0% of total assets at September 30, 2015, all of which was due to the placement on non-accrual of the entire amount of the Company's largest loan relationship totaling $12.2 million and consisting of nine loans.  Non-performing assets at June 30, 2016 included five construction loans aggregating $10.1 million, 20 one-to four-family residential loans aggregating $3.2 million, one single-family residential investment property loan totaling $1.4 million and two commercial real estate loans aggregating $1.3 million.  At June 30, 2016, the Company had ten loans aggregating $7.8 million that were classified as troubled debt restructurings ("TDRs"). Three of such loans aggregating $5.6 million as of June 30, 2016 were classified as non-performing as a result of not achieving a sufficiently long payment history, under the restructured terms, to justify returning the loans to performing (accrual) status.  Two of these three loans totaling $4.2 million (which are part of the Company's largest relationship referenced above) are over 90 days past due resulting from the discontinuation of funding by the Company due to the re-negotiation of the project's cash flows.  The remaining eight TDRs have performed in accordance with the terms of their revised agreements. As of June 30, 2016, the Company had reviewed $19.5 million of loans for possible impairment of which $14.4 million was deemed classified as substandard compared to $16.8 million reviewed for possible impairment and $12.4 million of which was classified substandard as of September 30, 2015.

The Company established provisions for loan losses of $150,000 and $225,000 during the three and nine months ended June 30, 2016, respectively, primarily due to the increased level of commercial real estate and construction loans outstanding.  During the three and nine months ended June 30, 2015, the Company established provisions for loan losses of $210,000 and $585,000, respectively, primarily due to the increase in the level of commercial real estate and construction loans outstanding as well as to replenish the general reserve as a result of charge-offs incurred during the second quarter of fiscal 2015 combined with the classification of $10.9 million of loans related to one borrowing relationship as non-performing as described below.  During the three months ended June 30, 2016, the Company recorded a recovery of $81,000 and no charge offs and during the nine months ended June 30, 2016 the Company recorded charge-offs totaling $11,000, along with a recovery of $125,000. The Company's largest lending relationship, which consists of nine loans aggregating $12.2 million, was classified as non-performing due to concerns with projected cash flows available to fund the borrower's future obligations.  As of June 30, 2016, the complete relationship was analyzed for impairment using the standards required in Accounting Standards Codification Topic 310 (formerly FASB No. 114).  The relationship was deemed to have sufficient collateral; thereby no impairment was required. The borrower's primary project, the development of 169 residential lots, has received all required permits and preparation of the necessary infrastructure has commenced.  As previously disclosed in the March 2016 Form 10-Q, the borrower brought suit against the Bank in late March 2016 alleging various matters related to the Bank's obligations under the loans related to this project.  The Bank intends to vigorously defend the case but no prediction can be made as to the outcome of the litigation or the effect on the project.  The Company believes that the allowance for loan losses at June 30, 2016 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

The allowance for loan losses totaled $3.3 million, or 1.0% of total loans and 20.5% of total non-performing loans at June 30, 2016 as compared to $2.9 million, or 0.8% of total loans and 21.0% of total non-performing loans at September 30, 2015.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia, and one is in Drexel Hill, Delaware County, Pennsylvania.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company and Polonia Bancorp, or other effects of the proposed merger of the Company and Polonia Bancorp. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of Polonia; delay in closing the merger; difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which the Company and Polonia conduct their operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees; and the success of the Company at managing the risks involved in the foregoing.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company's filings with the SEC, including the "Risk Factors" section in its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

Important Additional Information and Where to Find It

The Company has filed with the SEC a Registration Statement on Form S-4 relating to the proposed merger, which includes a prospectus for the offer and sale of the Company's common stock as well as the proxy statement of Polonia Bancorp for the solicitation of proxies from its shareholders for use at the meeting at which the merger will be considered. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF POLONIA BANCORP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the proxy statement/prospectus, as well as other filings containing information about the Company, may be obtained at the SEC's website at http://www.sec.gov, when they are filed by the Company. You will also be able to obtain these documents, when they are filed, free of charge, from the Company at www.prudentialsavingsbank.com under the heading "About Us" and then under the Investor Relations menu. In addition, copies of the proxy statement/prospectus can also be obtained, when it becomes available, free of charge by directing a request to the Company at 1834 West Oregon Avenue, Philadelphia, PA 19145, Attention: Corporate Secretary or by contacting the Company's Corporate Secretary at 215-755-1500 or to Polonia Bancorp at 3933 Huntingdon Pike, 3rd Floor, Huntingdon Valley, PA 19006 or by contacting Paul Rutkowski, CFO and Corporate Secretary, at 215-938-8800.

Polonia Bancorp and certain of its directors and executive officers may be deemed to be "participants" in the solicitation of proxies in connection with the proposed merger. Information concerning the interests of the Polonia persons who may be considered "participants" in the solicitation is set forth in the proxy statement for Polonia's 2016 annual meeting of shareholders, as filed with the SEC on April 8, 2016. Additional information concerning Polonia Bancorp's directors and executive officers, including their ownership of Polonia Bancorp common stock, will be set forth in the proxy statement/prospectus relating to the merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At June 30,	At September 30,
	2016	2015
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$556,290	$487,189
Cash and cash equivalents	38,572	11,272
Investment and mortgage-backed securities:
Held-to-maturity	15,488	66,384
Available-for-sale	138,683	77,483
Loans receivable, net	342,459	312,633
Deposits	386,640	365,074
FHLB advances	50,227	--
Non-performing loans	16,092	13,932
Non-performing assets	16,299	14,801
Stockholders' equity	113,066	117,001
Full-service offices	6	7

	At or For the Three Months Ended June 30,		At or For the Nine Months Ended June 30,
	2016	2015	2016	2015
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,474	$4,055	$12,896	$12,599
Total interest expense	824	851	2,473	2,623
Net interest income	3,650	3,204	10,423	9,976
Provision for loan losses	150	210	225	585
Net interest income after provision for loan losses	3,500	2,994	10,198	9,391
Total non-interest income	400	445	883	2,783
Total non-interest expense	2,815	3,432	8,507	9,869
Income before income taxes	1,085	7	2,574	2,305
Income tax expense (benefit)	308	(40)	836	86
Net income	$777	$47	$1,738	$2,219
Basic earnings per share	$0.10	$0.01	$0.23	$0.26
Diluted earnings per share	$0.10	$0.01	$0.23	$0.26
Dividends paid per common share	$0.03	$0.18	$0.09	$0.24
Book value per share at end of period	$14.05	$13.78	$14.05	$13.78

Selected Operating Ratios(1):
Average yield on interest- earning assets	3.40%	3.31%	3.40%	3.37%
Average rate paid on interest-bearing liabilities	0.77%	0.89%	0.81%	0.91%
Average interest rate spread(2)	2.63%	2.42%	2.59%	2.46%
Net interest margin(2)	2.78%	2.62%	2.74%	2.67%
Average interest-earning assets to average interest-bearing liabilities	122.64%	128.61%	124.74%	128.93%
Net interest income after provision for loan losses to non-interest expense	124.33%	87.24%	119.88%	95.16%
Total non-interest expense to total average assets	2.05%	2.67%	2.15%	2.46%
Efficiency ratio(3)	69.51%	94.05%	75.24%	77.35%
Return on average assets	0.56%	0.04%	0.44%	0.88%
Return on average equity	2.69%	0.15%	2.00%	3.36%
Average equity to average total assets	21.00%	24.81%	21.94%	24.60%

	At or for the Three Months Ended June 30,		At or for Nine Months Ended June 30,
	2016	2015	2016	2015
Asset Quality Ratios(4)(5)
Non-performing loans as a percentage of loans receivable, net(5)	4.43%	4.87%	4.43%	4.87%
Non-performing assets as a percentage of total assets(5)	2.77%	3.07%	2.77%	3.07%
Allowance for loan losses as a percentage of total loans	0.95%	0.83%	0.95%	0.83%
Allowance for loan losses as a percentage of non-performing loans	21.3%	17.30%	21.53%	17.30%
Net charge-offs to average loans receivable	-0.01%	0.16%	-0.03%	0.21%

Capital Ratios(6)
Tier 1 leverage ratio
Company	20.35%	24.90%	20.35%	23.90%
Bank	18.02%	18.66%	18.02%	18.66%
Tier 1 common equity risk-based capital ratio
Company	40.53%	52.64%	40.53%	52.64%
Bank	35.98%	41.11%	35.98%	41.11%
Tier 1 risk-based capital ratio
Company	40.20%	52.92%	40.20%	52.92%
Bank	35.60%	41.40%	35.60%	41.40%
Total risk-based capital ratio
Company	41.40%	54.14%	41.40%	54.14%
Bank	36.85%	42.62%	36.85%	42.62%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)  The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)  Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings ("TDR") due to being recently restructured and placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.  It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(6)  The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company was deemed to be a small bank holding company.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core income (non-GAAP measure which excludes the effects of gains on sale and one-time severance expense; management believes many investors desire to evaluate net income without regard to such gains or one-time expenses). Our Non-GAAP core earnings should not be considered in isolation or as a substitute for net income, other (loss) income or other expense data that are calculated in accordance with GAAP. Moreover, the manner in which we calculate our non-GAAP core earnings may differ from that of other companies also reporting non-GAAP results.

	At or For the Three Months Ended June 30,		At or For the Nine Months Ended June 30,
	2016	2015	2016	2015
	(Dollars in Thousands)

GAAP income before income taxes	1,085	7	2,574	2,305
Income tax expense (benefit)	308	(40)	836	86
Net income	$777	$47	$1,738	$2,219
One- time gain on sale of two branch offices (net of tax)	-	(231)	-	(2,024)
One-time severance expense (net of tax)	131		131	-

Core income (loss) (Non-GAAP)	$908	$(184)	$1,869	$195